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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                             AMENDMENT NO. 4 TO
                                SCHEDULE 13D
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

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                              AMP INCORPORATED
                         (NAME OF SUBJECT COMPANY)

                        PMA ACQUISITION CORPORATION
                        A WHOLLY OWNED SUBSIDIARY OF
                             ALLIEDSIGNAL INC.
                                  (BIDDER)

                      COMMON STOCK, WITHOUT PAR VALUE
          (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                       (TITLE OF CLASS OF SECURITIES)

                                 031897101
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                          PETER M. KREINDLER, ESQ.
                             ALLIEDSIGNAL INC.
                             101 COLUMBIA ROAD
                        MORRISTOWN, NEW JERSEY 07692
                               (973) 455-5513

                              ----------------

        (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
          RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)
                                 Copies to:
                           ARTHUR FLEISCHER, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                      NEW YORK, NEW YORK 10004 - 1980
                               (212) 859-8120


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                                SCHEDULE 13D

CUSIP No. 031897101


1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          ALLIEDSIGNAL INC. (E.I.N.: 22-2640650)
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                          (b)  [X]
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3.   SEC USE ONLY

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4.   SOURCE OF FUNDS

          BK, WC, OO
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5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS

     2(d) or 2(c)                                              [ ]
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6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
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7.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,000,100 Common Shares
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8.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES
                                                               [ ]
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9.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

          9.1% of outstanding Common Shares
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10.  TYPE OF REPORTING PERSON

          HC and CO
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                                SCHEDULE 13D

CUSIP No. 031897101


1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          PMA ACQUISITION CORPORATION (E.I.N.: 22-3610482)
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                          (b)  [X]
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3.   SEC USE ONLY

-----------------------------------------------------------------------

4.   SOURCE OF FUNDS

          BK, WC, OO
-----------------------------------------------------------------------

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS

     2(d) or 2(c)                                              [ ]
-----------------------------------------------------------------------

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-----------------------------------------------------------------------

7.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,000,100 Common Shares
-----------------------------------------------------------------------

8.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES CERTAIN
     SHARES
                                                               [ ]
-----------------------------------------------------------------------

9.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

          9.1% of outstanding Common Shares
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10.  TYPE OF REPORTING PERSON

          CO
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     The Schedule 13D filed by PMA Acquisition Corporation ("PMA"), a Delaware corporation, a wholly owned subsidiary of AlliedSignal Inc. (AlliedSignal), a Delaware corporation, on October 9, 1998 is hereby amended as follows:

                 ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

PREVIOUSLY FILED AS EXHIBITS TO AMENDMENT NO. 35 TO SCHEDULE 14D-1 AND SCHEDULE 13D, DATED OCTOBER 9, 1998.

(a)(1)    Form of Credit Agreement among AlliedSignal as Borrower, Citibank,
           N.A. as Agent and various Lenders.

(a)(2)    Form of Commitment Letter and Term Sheets relating certain
           AlliedSignal financing Commitments.

(a)(3)    Press Release issued by AlliedSignal on October 9, 1998.

(a)(4)    Press Release issued by AlliedSignal on October 9, 1998.

PREVIOUSLY FILED AS EXHIBIT TO AMENDMENT NO. 36 TO SCHEDULE 14D-1 AND AMENDMENT NO. 1 TO SCHEDULE 13D, DATED OCTOBER 13, 1998.

(a)(5)    Preliminary Consent Statement, dated October 13, 1998.

PREVIOUSLY FILED AS EXHIBIT TO AMENDMENT NO. 37 TO SCHEDULE 14D-1 AND AMENDMENT NO. 2 TO SCHEDULE 13D, DATED OCTOBER 13, 1998.

(a)(6)    Slide Show Presentation prepared by AlliedSignal.

PREVIOUSLY FILED AS EXHIBIT TO AMENDMENT NO. 38 TO SCHEDULE 14D-1 AND AMENDMENT NO. 3 TO SCHEDULE 13D, DATED OCTOBER 13, 1998.

(a)(7) Press release dated October 13, 1998 announcing final proration factor.

AMENDMENT NO. 4 TO SCHEDULE 13D.

(a)(8)    Press Release issued by AlliedSignal on October 15, 1998.

(a)(9) AlliedSignal and PMA Motion for an Expedited Appeal filed in the United States Court of Appeals for the Third Circuit, dated October 9, 1998.

(a)(10) AlliedSignal and PMA Submission in Opposition to the Letter Request of AMP Incorporated for a Temporary Restraining Order filed in the United States District Court for the Eastern District of Pennsylvania, dated October 15, 1998 (C.A. No. 98-CV-4450).

(a)(11) AlliedSignal and PMA Opening Brief filed in the United States Court of Appeals for the Third Circuit, dated October 8, 1998.

                                 SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  October 15, 1998

                                       PMA ACQUISITION CORPORATION


                                       By: /s/ Peter M. Kreindler
                                       ------------------------------
                                       Name: Peter M. Kreindler
                                        Title: Vice President, Secretary
                                               and Director

                                       ALLIEDSIGNAL INC.

                                       By: /s/ Peter M. Kreindler
                                       ------------------------------
                                       Name: Peter M. Kreindler
                                        Title: Senior Vice President,
                                               General Counsel and
                                               Secretary